Exhibit 23.1

KPMG LLP Suite 3100 717 North Harwood Street Dallas, TX 75201-6585
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Brigham Exploration Company:
We consent to the use of our reports dated February 26, 2010 with respect to the consolidated balance sheets of Brigham Exploration Company and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009, which appear in the December 31, 2009 annual report on Form 10-K of Brigham Exploration Company incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.
Dallas, Texas
January 18, 2011
KPMG LLP is a Delaware limited liability partnership, the U.S. member firm of
KPMG International Cooperative (“KPMG International’’), a Swiss entity.